Exhibit 10.13
ENHANCED PERFORMANCE TEAM
ATHLETE AGREEMENT
Summary of Business Terms
This Summary of Business Terms (the “Summary”) compiles the basic business terms between Enhanced US LLC (“Enhanced"), having its registered address at 169 Madison Ave, Suite 15101, New York, NY 10016 and [ATHLETE] ("Athlete") of [ATHLETE ADDRESS] pursuant to the Terms and Conditions attached hereto as Schedule A (the “T&Cs”). This Summary and the T&Cs, along with any other Schedules attached hereto, form the Athlete Agreement (the “Agreement”), and the Agreement is effective as of [EFFECTIVE DATE] (“Effective Date”).
Capitalized terms used but not defined in this Summary shall have the meanings ascribed to them in the T&Cs.
The purpose of this Agreement is to set out the agreed terms and conditions between the parties in connection with Athlete’s role as a member of the Enhanced Performance Team, including without limitation Athlete’s participation in the Enhanced Games and other Enhanced Sports Events, the endorsement of Enhanced by Athlete, and the use by Enhanced of Athlete’s name and image, as well as limitations as to Enhanced’s liability to Athlete hereunder.
1.STRUCTURE. The Athlete shall be engaged as an independent contractor for Enhanced, and the Athlete’s main point of contact with Enhanced will be Rick Adams, or such other individual(s) as may be nominated by Enhanced from time to time for the training and the coaching of Athlete.
2.CONDITION PRECEDENT - INITIAL PHYSICAL. As a condition precedent to the effectiveness of this Agreement and to any obligations of Enhanced hereunder, Athlete shall submit to an initial physical examination (the “Initial Physical”), to be conducted by a licensed medical professional selected by Enhanced, at a time and place reasonably designated by Enhanced, for the purpose of determining Athlete’s physical fitness for participation on the Performance Team. If Enhanced determines that Athlete is not physically fit to participate, this Agreement shall be deemed null and void ab initio, and Enhanced shall have no further obligations or liability of any kind to Athlete hereunder.
3.CONTRACT PERIOD. The Term of this Agreement shall be defined as follows.
a.Initial Term. This Agreement commences on the Effective Date and continues until [●] (the “Initial Term”).
b.Extension Option. Upon the mutual agreement of the parties, the Term of this Agreement may be extended for an additional [●] ([●]) year period (the “Extension Term”) on the same terms and conditions set forth herein. Enhanced may exercise this extension option by providing written notice to Athlete at any time prior to the expiration of the Initial Term. The Initial Term and any Extension Term shall collectively constitute the “Contract Period.”
4.COMPENSATION. During the Contract Period, Athlete’s compensation shall be determined as described in this Section 4. All payment of compensation to Athlete shall be dependent on receipt of valid invoices as required in Section 4 of the T&Cs:
a.Contract Stipend. Enhanced shall pay Athlete during the Contract Period a monthly stipend equal to [●] (“Contract Stipend”), to be paid monthly in accordance with Section 4 of the T&Cs.
b.Incentive Bonuses. Enhanced shall pay Athlete incentive bonuses in accordance with the Athlete Incentive Bonus Policy attached hereto as Schedule [●].

c.Work Authorization; Suspension of Payment. If Athlete is not a US citizen and has not received valid work authorization by the [●] Enhanced Games (scheduled for [●]), Enhanced shall have the right to suspend any payment obligations to Athlete in accordance with Section 5.4 of the Terms and Conditions.
5.ATHLETE OBLIGATIONS. During the Contract Period, Athlete shall provide the following services and perform the following obligations in a professional and timely manner, and in accordance with the highest industry standards:
a.Performance Obligations:
i.Training and Performance. Athlete shall participate in training camps and competitions at the direction of Enhanced and at all times with an Honest Effort.
ii.Enhanced Sports Events. Enhanced shall have sole discretion to decide whether to select Athlete to participate in any Enhanced Sports Event. A decision not to select Athlete to participate shall not affect Athlete’s right to the Contract Stipend. If Athlete is selected to participate in an Enhanced Sports Event, Athlete shall (i) adhere to all specifications and guidelines related to participation in the Enhanced Sports Event; and (ii) at all times compete using an Honest Effort.
iii.Health and Fitness Data. Athlete shall share health and fitness data with Enhanced for monitoring and performance optimization upon request. At the request of Enhanced, Athlete shall wear performance tracking wearables while competing in all Enhanced Sports Events or participating in training events. At the request of Enhanced, Athlete shall direct Athlete’s primary care providers to share Athlete’s health data with Enhanced, and Enhanced shall utilize Athlete’s health data for the purposes of research and development, monitoring Athlete’s training, health and physical changes, providing coaching, deciding Athlete’s fitness for competition and training, as well as monitoring and publishing Athlete’s performance and biometric data during an Enhanced Sports Event (“Performance Data”) for entertainment, sports betting and other commercial purposes. Outside of Performance Data, any Athlete data shall be anonymized or pseudonymized prior to publication.
b.Promotional Activities:
Each Contract Year, Athlete shall, at the request of Enhanced, make personal appearances, virtual appearances, social media posts, sporting event appearances and participate in such Content Productions as set forth below and in compliance with, and subject to, the T&Cs. Only Appearances, Social Media Posts and Sporting Event Appearances that have been requested by and coordinated with Enhanced shall count toward the obligations set out below.
i.Public Endorsement. Athlete shall publicly endorse and promote Enhanced and its events, as well as Enhanced Products, as reasonably requested by Enhanced.
ii.Appearances. Athlete shall be available to attend up to [●] ([●]) in-person and [●] ([●]) virtual appearances per year, in such places and at such times, and for such purposes, as directed by Enhanced, on behalf of Enhanced, Enhanced Products or Designated Sponsors, with each appearance lasting no more than [●] ([●]) hours. Sporting Event Appearances shall not count toward this requirement.
iii.Content Production. Athlete shall participate in content productions, at such times and places, and in such manner, as reasonably requested by Enhanced in writing, to capture images, audiovisual content, voice over and all other forms of image capture now possible or as otherwise developed in the future, for use in narrative projects, documentaries and docuseries, and marketing materials for promotion of Enhanced, Enhanced Products, Enhanced Sporting Events and Designated Sponsors (“Marketing Materials”) via marketing campaigns to be distributed by Enhanced and/or Designated Sponsors though any and all distribution channels now available or later developed, including but not limited to digital, print, broadcast media, streaming, OOH, and theatrical release.
iv.Sponsor Integrations, Rule of Three. Use of Athlete Image in relation to Designated Sponsors shall only be utilized in Athlete’s representative capacity of the Enhanced Performance Team, and as such Athlete shall always appear alongside two (2) additional Enhanced Performance Team athletes in Marketing Materials utilized by Designated Sponsors, unless otherwise agreed between Enhanced and Athlete.
v.Social Media. Subject in all cases to the specific requirements set forth in the T&Cs (including, without limitation, Section 2.3.3 thereof) Athlete shall make up to [●] ([●]) Social Media Posts per year in connection with Enhanced, Enhanced Products, an Enhanced Sports Event or a Designated Sponsor. Only Social Media Posts made at Enhanced’s direction and posted in accordance with Enhanced specifications under this Agreement shall count toward this requirement. Athlete shall, upon Enhanced’s request, promptly provide accurate and up-to-date information regarding Athlete’s social media accounts, including follower counts and demographics, engagement metrics, and performance data for all relevant platforms.
vi.Sporting Event Appearances. In addition to the activities set out above, Athlete shall also participate in a reasonable number of press events and appearances required in connection with an Enhanced Sports Event.
vii.Rendered Content. In order to decrease the impact of marketing obligations on an Athlete’s training schedule and mental well-being, Enhanced may from time to time use AI renderings of Athlete Image in Marketing Materials (“Rendered Content”). Athlete shall have the opportunity to review any Rendered Content for approval, which shall not be unreasonably withheld or delayed by Athlete, before such Rendered Content is distributed by Enhanced or a Designated Sponsor. Athlete shall have [●] ([●]) days to review Rendered Content and provide either approval or specific feedback as to steps Enhanced can take to alter Rendered Content to receive Athlete approval. If Athlete makes no response to Enhanced within the [●] ([●]) days of receipt of Rendered Content, such Rendered Content shall be deemed approved by Athlete for use by Enhanced and Designated Sponsors.
viii.Designated Products.
1.Athlete shall wear and use only Designated Products while participating (i) in an Enhanced Sports Event; and (ii) all other public activities that relate to Athlete’s status as an athlete on the Enhanced Performance Team or competitor in an Enhanced Sports Event, including without limitation training camps and training sessions, autograph sessions, photo sessions, interviews, press conferences, television appearances, victory parades and celebrations, and all other media events and promotional appearances that relate to such status, whether or not made on behalf of Enhanced (“Designated Events”).
2.Athlete shall not permit the trademarks, trade name or other identifications of any third-party (other than the marks of third-parties as pre-approved by Enhanced in writing) to appear on Athlete or Designated Products to be worn or used by Athlete (including without limitation patches or badges) at Designated Events.

ix.Media and Public Relations Approval. During the Term, Athlete shall not, directly or indirectly, participate in, authorize, or permit any media, publicity, documentary, podcast, interview, or other public-facing project or appearance (collectively, “PR/Media Projects”) relating to Athlete’s professional career, training, competition, or participation in the Enhanced Games without the prior written approval of Enhanced. Athlete shall submit all proposed PR/Media Projects to Enhanced in advance in writing, and Enhanced shall have the sole right to approve or deny such participation in its reasonable discretion. Any participation in PR/Media Projects without Enhanced’s prior written approval shall constitute a material breach of this Agreement.
c.Exclusivity Obligations:
i.Competitors and Conflict: During the Contract Period, Athlete shall not engage in any new discussions or enter into any agreements to endorse or provide services to commercial partners that (i) are affiliated with Enhanced Competitors, (ii) conflict with Athlete’s obligations under this Agreement, or (iii) could reasonably be expected to harm the reputation of Enhanced, unless Athlete has first informed Enhanced and received approval to proceed with discussions.
ii.Enhanced Approval: During the Contract Period, Athlete shall submit any potential engagements to Enhanced in writing for prior written approval, which Enhanced may refuse in its reasonable discretion. Though Enhanced encourages the Athlete to engage in third-party partnerships, the approved third-party partnerships Athlete enters into shall conform to and Athlete shall comply with the specifications and/or limitations for members of the Enhanced Performance Team with regard to third-party partnerships (“EPT Third-Party Endorsement Specifications”), as provided in writing from time to time. The Athlete must submit all prospective engagements to Enhanced for written approval before entering into any third-party endorsement or brand services agreements, and all third-party endorsement or brand services agreements shall attach and include the EPT Third-Party Endorsement Specifications.
iii.Priority of Activities: Athlete shall not undertake any activity, engagement, or obligation that would conflict with, delay, or interfere with the timely and professional fulfillment of Athlete’s responsibilities under this Agreement.
d.Conduct and Ethical Obligations:
i.Enhanced Values and Public Image. Athlete shall at all times adhere to and promote the values of the Enhanced brand and maintain a public image that reflects positively on the Enhanced organization.
e.Medical Obligations:
i.Initial Physical. Athlete agrees to submit to the Initial Physical.
ii.Health Insurance. Athlete shall maintain health insurance, including travel insurance for international events.
iii.Primary Care. It is essential that Athlete obtains appropriate medical care and advice from Athlete’s primary medical care providers and accepts full responsibility for arranging this, whether or not Enhanced chooses to offer any assistance. Neither Enhanced nor any of its directors, employees, contractors and consultants, nor any member of the Enhanced Medical Commission will provide or be deemed to provide, any primary health care to the Athlete.

iv.Enhancements Not Required. ATHLETE UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT NEITHER THIS AGREEMENT NOR ENHANCED SHALL OBLIGATE ATHLETE TO PARTICIPATE IN ANY CLINICAL MEDICAL STUDIES OR TO TAKE ENHANCEMENTS DURING THE COURSE OF THE CONTRACT PERIOD (“ENHANCEMENT DECISIONS”). Athlete shall have full agency in their Enhancement Decisions. Neither Athlete’s inclusion on the Enhanced Performance Team, nor Athlete’s participation in an Enhanced Sports Event, shall be dependent on Athlete’s Enhancement Decisions. If and to the extent Athlete chooses to take Enhancements during the Contract Period, Athlete acknowledges and agrees that Athlete shall only do so after (i) first obtaining medical advice from their primary medical care provider, (ii) complying with Section 5(e)(v) of this Summary, acknowledging in writing that Enhanced has not encouraged or required Athlete to take Enhancements.
v.Enhancement Disclosure and Compliance with Law. Notwithstanding the foregoing, Athlete agrees to disclose to Enhanced in advance, and at any time upon Enhanced’s request, all Enhancements that Athlete is using during the Contract Period, including all substances, dosage, and sourcing. Athlete further represents, warrants, and covenants that Athlete shall not use, consume, or otherwise administer any substance that: (i) is classified as a Schedule I or Class A controlled substance; (ii) is otherwise illegal for human use under the laws of Athlete’s home country or Athlete’s otherwise then-current geographic location of residence, including under the laws of the State of Nevada; or (iii) is not Market Authorized.
“Market Authorized” means that a PES is included in a specific drug product that has been granted approval for sale and use by a recognized regulatory authority based on a full review of its formulation, dosage form, strength, manufacturing process, and labeling. For this purpose, the recognized regulatory authorities are: the FDA in the USA, the European Medicines Agency in the EU or any competent national authority in any EU/EEA member state, or the Emirates Drug Establishment.
Athlete agrees to submit to drug testing by Enhanced or a designated third party at any time during the Contract Period. Any violation of the foregoing legal compliance requirements shall constitute a material breach of this Agreement and shall be grounds for immediate termination of this Agreement by Enhanced, without any further obligation or liability to Athlete.
vi.Medical Appointments, Safety and Profiling. Athlete shall attend such hospital or clinic appointments anywhere in the world on such dates and at such times as may be required by Enhanced from time to time on reasonable notice, and undergo such testing, assessment, screening or examination at such appointments as may be arranged by Enhanced. At all times Athlete shall remain compliant with safety and medical supervision requirements.
f.Compliance and Administrative Requirements:
i.General Information Disclosure. Athlete shall provide information on residence, citizenship, passports, and vaccinations, as well as information on travel and training plans, as well as Athlete support team and lifestyle, in each case immediately upon reasonable request by Enhanced.
ii.IOC/WADA Retirement. Athlete shall, before taking any Enhancements at any time during the Contract Period, ensure that Athlete has officially retired from all IOC, NGB and IF (as applicable and as such terms are defined in the T&Cs) sanctioned competitions and has received written confirmation from the World Anti-Doping Agency or Athlete’s national anti-doping agency that Athlete is retired and removed from the relevant testing pool; and
1.shall provide Enhanced with copies of the confirmation of retirement and removal from the relevant testing pool, as received under this Section 5(f)(ii);
2.shall not withdraw or revoke any such retirement without providing [●] ([●]) calendar days prior written notice to Enhanced;
3.shall, immediately following any withdrawal or revocation of their retirement in accordance with Section 5(f)(ii)(2) above, stop taking any Enhancements for the remainder of the Contract Period; and
4.shall not compete in any Sports Event governed by the World Anti-Doping Code (the “Code”) during the Contract Period and thereafter until the Athlete is permitted to do so in full compliance with the Code.
g.Disputes with Sports Organisations.
i.If, during the Contract Period, Enhanced becomes involved in any investigation by, dispute with or claim by or against the International Olympic Committee, World Anti-Doping Agency, United States Anti-Doping Agency, World Athletics, World Aquatics, the International Weightlifting Federation or their successors, or any of their respective members (each a "Sports Organisation") arising out of or in connection with this Agreement or an Enhanced Sports Event (save for any such investigation, dispute or claim referred to in Section 5(g)(ii) below), Athlete shall:
1.provide Enhanced with all reasonable information, assistance and cooperation reasonably required by Enhanced in filing, responding to or defending any dispute or claim, including, but not limited to, providing such testimony that is reasonably requested by Enhanced;
2.consult with Enhanced with respect to the strategy, negotiations and proceedings of such investigation, dispute or claim and reasonably allow Enhanced to comment on any statements that are made publicly or to the Sports Organisation; and
3.not make any public statement or statement to any Sports Organisation in relation to the dispute or claim without the prior written consent of Enhanced.
ii.If, during the Contract Period, the Athlete becomes involved in any investigation by, dispute with or claim by or against a Sports Organisation, Athlete shall reasonably consult and cooperate with Enhanced with respect to the strategy, negotiations and proceedings of such investigation, dispute or claim and reasonably allow Enhanced to comment on any statements that are made publicly or to the Sports Organisation.
iii.In the event of any investigation, dispute, or claim involving Athlete as described in Section 5(g)(ii), Enhanced may, upon mutual agreement with Athlete, assume responsibility for and cover the reasonable legal fees and costs of Athlete’s defense in such proceeding. If Enhanced agrees to cover such fees and costs, Athlete shall cooperate fully with Enhanced in the defense, including providing all reasonably requested information, documents, and testimony. In such event, Enhanced shall have the right, but not the obligation, to participate in and direct the defense, including the approval of any settlement.
iv.All such assistance and cooperation shall be provided by Athlete to the extent that it does not expose Athlete to a material risk of liability or to Athlete’s career or athletic opportunities.
v.In respect of any investigation, dispute or claim referred to in Sections 5(g)(i) or 5(g)(ii) that arose or related to any actions or circumstances existing or arising during the Contract Period, the provisions of Sections 5(g) shall continue in full force and effect following expiry or termination of this Agreement.

6.ENHANCED OBLIGATIONS
a.Enhanced Benefits. During the Contract Period, as a member of the Enhanced Performance Team, Athlete shall be eligible for the following benefits:
Health Insurance and Additional Benefits. Enhanced shall provide a $[●]/month benefit stipend to Athlete to cover expenses like health insurance.
i.Travel Booking and Expenses. Enhanced will reimburse all reasonable, documented, and pre-approved travel expenses related to Athlete’s individual travel, including airfare in a premium-economy class of service (economy class if premium-economy unavailable), accommodation of Athlete in a single-occupied room, and ground transportation incurred by Athlete while fulfilling Athlete duties, attending team training camps, competitions, promotional appearances, and Enhanced sanctioned events in accordance with Enhanced’s then-current travel expense policy for athletes. For any required travel which exceeds thirty days, Enhanced shall provide one-time economy airfare for Athlete’s one ([●]) designated travel companion for a period of at least [●] ([●]) days to be spent with Athlete, not counting travel time.
ii.Visa Support. Enhanced shall cover all reasonable, documented costs incurred by the Athlete and shall provide reasonable assistance to the Athlete in securing the necessary visa required for the Athlete to complete their obligations in this Agreement.
iii.Enhanced Games Tickets. During the Term, Enhanced shall provide Athlete with four ([●]) complimentary tickets to the Enhanced Games for use by Athlete’s guests, subject to the event’s standard terms and conditions of entry.
iv.Nutrition. Athletes shall have access to dietitians for support with nutrition planning.
v.Medical Commission. The Athlete acknowledges and agrees that the Enhanced Medical Commission, the members of whom are normally named on the Enhanced website from time to time, may be involved in an advisory capacity (i) to Enhanced in analysing whether Athlete is fit to train for or compete in any Enhanced Sport Event; and (ii) to any primary care provider to the Athlete upon request from such primary care provider. Specifically, the Athlete acknowledges and agrees that no member of the Enhanced Medical Commission shall provide, or be deemed to provide, primary healthcare to Athlete or prescribe any Enhancements or medication to Athlete. Athlete undertakes that Athlete shall not make any representations or claims, now or in the future, to any person that the role of the Enhanced Medical Commission and members goes beyond what is described in this Section 6(c)v.
b.Enhanced Games Participation Guarantee. Enhanced guarantees that Athlete shall be given the opportunity to compete in the [INSERT EVENTS] at the Enhanced Games during the Contract Period, so long as, as of [●] ([●]) days prior to the start of the Games, (i) Athlete continues to demonstrate a level of competition readiness consistent with their historical performance in elite competition; and (ii) if Athlete is not a US citizen, Athlete has been granted any necessary work authorization by the relevant government bodies to lawfully compete in the relevant Enhanced Games. A material deviation from Athlete’s established career track record such that, in Enhanced’s reasonable judgment, Athlete would no longer be able to safely or credibly compete in the relevant events may result in withdrawal of the guaranteed lane(s). Enhanced may consider factors including, but not limited to, recent competition times, training performance, injury status, medical clearance, and any significant and sustained decline in athletic output.
i.Event Format. Athlete acknowledges and agrees that the format, structure, schedule, and rules of any competition, qualifying event, or final (collectively, the “Event Format”) are subject to modification by Company in its sole discretion. Company reserves the right to alter, postpone, or cancel any portion of the Event Format, including but not limited to the number of heats, qualification criteria, timing, location, lane assignments, or event order, for any reason, including operational, safety, regulatory, or broadcast considerations. Company shall use reasonable efforts to communicate any material changes to Athlete as soon as practicable, and Athlete shall have no claim or remedy arising from any such modification.
7.ASSUMPTION OF RISK AND WAIVER.
a.Sport Risk. Athlete acknowledges that participation in training, competition, and related activities is voluntary and the decision to participate is made knowingly, voluntarily, willingly, solely, and independently by Athlete. Athlete also acknowledges and fully understands that participation in training, competition, and related activities involves inherent risks, including serious injury, illness, or death, including but not limited to dehydration, dizziness, fainting, cardiac events, broken bones, spinal cord injuries, and/or traumatic brain injuries. Athlete also expressly acknowledges that participation in training, competition, and related activities can involve significant hazards, some of which are foreseeable and others which are not. Such risks include, without limitation, equipment malfunction or failure, collision with natural or man-made objects or with other participants, slippery or uneven surfaces, and spectator interference. Athlete voluntarily and knowingly assumes all such risks, known or unknown, even if arising from the negligence of Enhanced or its affiliates, to the fullest extent allowed by law. To the extent permitted by law, Athlete knowingly and voluntarily waives, releases and discharges any claims against Enhanced and its affiliates, staff, and partners arising from participation, except in cases of gross negligence or willful misconduct. Athlete affirms that he/she possesses the requisite skills, training, physical conditioning, and understanding of the rules, regulations, and safe practices applicable to any training, competition, and related activities.
b.Enhancement Risk. Athlete acknowledges that any decision to use Enhancements is made knowingly, voluntarily, solely and independently by Athlete, and not at the direction or recommendation of Enhanced or its affiliates, staff, or partners. Athlete understands that the use of Enhancements may carry physical, behavioral and/or mental health risks, including but not limited to blood pressure issues, organ conditions, hormonal changes, mood swings, mania, aggression, joint and muscle pain, increased risk of cardiac events, headaches, dizziness, dehydration, kidney issues, or sudden changes in mood and performance, and may be subject to regulation by sports governing bodies or legal authorities. Athlete assumes full responsibility for understanding and complying with all applicable rules, laws, and personal physical, behavioral, and/or mental health considerations related to such use, including but not limited to consultation with Athlete’s own physician(s). To the fullest extent permitted by law, Athlete knowingly and voluntarily waives, releases, and discharges Enhanced and its affiliates, officers, employees, and partners from any and all claims, liabilities, or damages arising from or related to Athlete’s decision to use Enhancements, including without limitation any injury, health-related condition, disqualification, or other consequences resulting therefrom. Athlete expressly acknowledges that any dispute arising from, or in relation to this Agreement, including this Section 7, shall be determined finally by international arbitration as set out in Section 11 of the Terms and Conditions.
c.Regulatory Risk. Athlete acknowledges that participation in the Enhanced Games and/or the use of Enhancements may conflict with rules, policies, or eligibility requirements of certain third-party organizations, including but not limited to sports governing bodies, professional leagues, licensing authorities, or other regulatory entities (“Third-Party Organizations”). Athlete understands and agrees that participation in the Enhanced Games and related activities may result in disqualification, sanctions, loss of eligibility, or other consequences imposed by such Third-Party Organizations. Athlete further acknowledges that Enhanced does not, and cannot, guarantee that participation in the Enhanced Games will be accepted, recognized, or permitted by any such Third-Party Organization. Athlete expressly and voluntarily assumes all risks arising from any such regulatory consequences and accepts sole responsibility for understanding and complying with any obligations applicable to Athlete under such third-party rules or laws. To the fullest extent permitted by law, Athlete knowingly and voluntarily waives, releases, and discharges Enhanced and its affiliates, officers, employees, and partners from any and all claims, liabilities, or damages arising out of or related to any such regulatory conflict, consequence, or compliance issue resulting from Athlete’s participation in the Enhanced Games or use of Enhancements.
THIS AGREEMENT IS ACCEPTED AND AGREED TO AS OF THE DATE(S) SET FORTH BELOW, BY THE DULY AUTHORIZED REPRESENTATIVES OF THE PARTIES:

ENHANCED US LLC	[ATHLETE]

By:	By:

Name: Maximilian Martin	Name: [Athlete name]

Title: CEO	Date:

Date:

SCHEDULE A
General Terms and Conditions
These Terms and Conditions (together with the attached Summary of Business Terms and any Schedules attached hereto, these “T&Cs”) are entered into by and between Enhanced US LLC (“Enhanced"), having a place of business at 169 Madison Ave, Suite 15101, New York, NY 10016 and Athlete for its services, as each such term is defined in the attached Summary of Business Terms (the “Summary”).
1.DEFINITIONS. The terms set out below in this Section 1 shall be defined for all purposes under this Agreement as set out below.
“Athlete Image” means the Athlete’s name, nickname, initials, autograph, facsimile or digital signature, voice, video or film portrayals, photograph, likeness and image (in any format of media, including without limitation computer generated/AI portrayals, which includes, for the avoidance of doubt, any Rendered Content (as such term is defined in the Summary) caricatures, digital images, paintings, cameos and still or moving pictures), characteristic movements and any other means of endorsement or identification of or by the Athlete (including any trademark in connection with Athlete owned or controlled by Athlete), and statistical, biographical or other information or data relating to Athlete’s participation in an Enhanced Sports Event, but excluding any statistical, biographical, genetic, health or other sensitive information or data relating to Athlete that is collected by or on behalf of Enhanced outside of an Enhanced Sports Event.
“Athlete IP” means the Athlete Image, the Athlete Media (and all related content therein or associated therewith), and all of Athlete’s rights in and to all Athlete Recordings and all copyright and all related rights, trade marks, business names and domain names, goodwill and the right to sue for passing off, rights in designs and rights to use confidential information (including know-how), owned by Athlete (or licensed to Athlete by third parties other than Enhanced) from time to time.
“Athlete Media” means any official Athlete website, social media page or other digital platform controlled (directly or indirectly) by the Athlete.
“Contract Year” means, during the Contract Period, the consecutive twelve (12) month period beginning on the Effective Date (or anniversary thereof and ending on the day before the following anniversary of the Effective Date.
“Designated Products” means all apparel (including swimwear), footwear (including slides), accessories of an athletic or sports-related nature (including swim caps, towels, water bottles), eyewear (including goggles), sports equipment (including weight training and fitness accessories), fitness technologies (including performance tracking/monitoring devices and heart rate monitors), and recovery devices (including compression boots and massage guns), as designated by Enhanced to be worn and/or used by Athlete that may include one of the Enhanced Marks and/or Designated Sponsor marks in a prominent position and in a format specified by Enhanced. Such products may be manufactured under license from Enhanced or by a third party or under license from a third party (e.g., a Designated Sponsor).
“Designated Sponsor” means an official sponsor or corporate partner of Enhanced or an Enhanced Sports Event.
“Enhanced” shall include all licensees.
“Enhancements” means any substance that is on the current World Anti-Doping Agency’s “List of Prohibited Substances and Methods” from time to time.

“Enhanced Competitor” means (i) any business or organization that operates in the fields of performance enhancement, fitness or nutrition supplementation, pharmaceuticals, or related health and wellness sectors, including but not limited to companies engaged in the development, marketing, or sale of performance-enhancing products or services, and companies hosting athletic events; (ii) any business organization that conducts business in competition with an Enhanced Sports Event; (iii) any business that operates in a field that is competitive with any existing lines of business of Enhanced.
“Enhanced Games” means the inaugural Enhanced Sports Event and each annual occurrence that follows.
“Enhanced Group” means any subsidiary or holding company of Enhanced, and any subsidiary of any such holding company for the time being (whether direct or indirect).
“Enhanced IP” means, individually or collectively, the Enhanced business name and domain names, the Enhanced Marks, the Enhanced Materials (excluding any elements incorporated within any Enhanced Materials that were owned or controlled by Athlete or any affiliate of Athlete prior to the Effective Date), including all copyright and all related rights, rights to use confidential information (including know-how), and all other intellectual property rights and other rights, owned by or licensed to or in relation to which permission has been granted to Enhanced or any other member of the Enhanced Group as of the Effective Date and from time to time thereafter.
“Enhanced Marks” means the Enhanced trademark and any other trademarks including slogans and other indications of origin hereafter owned or controlled by or licensed by any member of the Enhanced Group, in each case whether registered or unregistered.
“Enhanced Materials” means all media produced under this Agreement by Enhanced or a Designated Sponsor in relation to Athlete’s Services.
“Enhanced Performance Team” A group of athletes assembled by Enhanced to achieve superior results in competition and break Enhanced World Records through the use of advanced training, coaching, technology, data analytics and support from Enhanced.
“Enhanced Products” means any and all products, substances, formulations, supplements, pharmaceuticals, treatments, devices, software, tools, equipment, wearables, or other consumer goods or technologies (whether physical, digital, biological, or otherwise), that are conceived, developed, manufactured, marketed, licensed, sold, or otherwise distributed by or on behalf of Enhanced, whether now existing or hereafter developed, including without limitation any products designed to support, improve, augment, or measure human physical or cognitive performance, health, recovery, or well-being sold through telehealth services, direct to consumer retail or any other medium of distribution.
“Enhanced Sports Event” means any athletic or athletic-related event including without limitation all competitions, training camps, meets, trials, exhibitions, skill competitions, reality shows, controlled or organized by Enhanced, including without limitation the Enhanced Games.
“Enhanced World Record” means the World Record for a given event in a particular sport, or, in the case that such World Record has been broken by an athlete in the Enhanced Games or other Enhanced recognized world record attempt event, then such faster time or other record as is achieved by any athlete at any Enhanced Games or other world recording breaking attempt organized by Enhanced, in each case if and when recorded and ratified by Enhanced from time to time.
“Honest Effort” means that Athlete is required to compete in an honest and sporting manner to the best of their ability within an Enhanced Sports Event.

“IF” means the international federation responsible for administering the sport which Athlete competes in.
“Individual Event Bonus” means the bonus payable to an athlete for placing in the first six positions of an individual event at an Enhanced Sports Event, as described in Schedule A.
“IOC” means the International Olympic Committee and any successor thereto.
“NGB” means the national governing body of the sport for the country of which Athlete holds citizenship and represents in international competition.
“NOC” means the National Olympic Committee of country of which Athlete holds citizenship and represents in international competition.
“Services” means all of the obligations and requirements of Athlete under this Agreement as described in the Summary of Business Terms.
“Sports Event” means any athletic or athletic-related event including without limitation all competitions, meets, trials, exhibitions, skill competitions, reality shows, game shows regardless of the person or entity that controls or organizes such event (e.g. the Olympic Games), but excluding any Enhanced Sports Event.
“World Record” means the world record officially ratified by World Aquatics, World Athletics, the International Weightlifting Federation or similar governing body for a particular sport from time to time.
“World Record Bonus” means the bonus payable to an athlete for beating the Enhanced World Record in an individual event at an Enhanced Sports Event, as described in Schedule [●].
1.1.Interpretation. Any words following terms such as “including” or “in particular” shall be construed as illustrative and shall not limit the words preceding that term. A reference to writing or written includes email. Reference to a company includes any company, corporation or other body corporate, wherever and however incorporated or established.
2.SERVICES
2.1.Taxes and Insurance. This Agreement constitutes a contract for the provision of services and not a contract of employment and accordingly Athlete shall be fully responsible for and shall indemnify Enhanced and any member of the Enhanced Group for and in respect of:
2.1.1.any income tax, national insurance and social security contributions (or equivalent liabilities under the law of Athlete’s country or any other relevant country) and any other liability, deduction, contribution, assessment or claim arising from or made in connection with the performance of the obligations under this Agreement where the recovery is not prohibited by law. Athlete shall further indemnify Enhanced against all reasonable costs, expenses and any penalty, fine or interest incurred or payable by Enhanced in connection with or in consequence of any such liability, deduction, contribution, assessment or claim; and
2.1.2.any liability arising from any employment-related claim or any claim based on worker status (including reasonable costs and expenses) brought by Athlete against Enhanced arising out of or in connection with the performance of its obligations under this Agreement.
2.2.No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership or joint venture between the parties, constitute either party the agent of the other party, or authorise either party to make or enter into any commitments for or on behalf of the other party.
2.3.Marketing Services. With regard to Promotional Obligations described in the Summary:

2.3.1.Regulatory Compliance: Athlete shall perform all marketing services required in the Summary in accordance with United States guidance and regulations in respect of social media and endorsements.
2.3.2.Keep Enhanced Informed. Athlete shall in good faith inform and coordinate with Enhanced prior to any scheduled public appearances not arranged by Enhanced, where Athlete’s relationship with Enhanced could reasonably be expected to be discussed.
2.3.3.Social Media. For purposes of calculating the number of social media posts, posts of the same material on multiple platforms (e.g. X, Tik-Tok, Instagram) relating to the same matter and occurring on or around the same date shall count as a single post and not multiple posts (e.g., the posting of substantially the same content on Tik-Tok and Instagram within 48 hours of each other shall count as one post and not two posts). Enhanced shall designate which of the Athlete’s then operating social media platforms (e.g. Tik-Tok, X, Instagram) shall be the platform or platforms of choice for particular content. Athlete shall not post any content on social media referencing Enhanced or any Enhanced Sports Event without the prior written approval of such draft content by Enhanced. Athlete shall be available to collaborate with Enhanced in the preparation of the draft social media posts for Enhanced’s approval within 24 hours of receiving instructions for the post and any Enhanced content that Enhanced requires Athlete to include in the post. Athlete shall execute such posts promptly upon becoming approved to do so by Enhanced, in accordance with Enhanced’s instructions as to timing and form (e.g., story, feed-post, reel or such other form as Enhanced instructs) and in no event later than 24 hours after receiving approval from Enhanced. Subject to Enhanced’s termination rights Section 5.1(iii) and 5.1(iv) in the T&Cs and the Athlete’s exclusivity obligations in Section 5(c) of the General Terms, Athlete shall be otherwise unrestricted in their posting to social media. Notwithstanding the foregoing, Athlete shall make a good faith effort to avoid sharing content to social media that is exceedingly provocative or tends to isolate members of the Enhanced community.
3.OWNERSHIP AND IP
3.1.Permission to Record. By entering this Agreement, Athlete hereby consents to and permits Enhanced, the other members of the Enhanced Group, and all of its and their representatives to record and capture and maintain and use and otherwise exploit all recordings (photographic, video or otherwise) performed and captured in relation to this Agreement, including in relation to the completion of Athlete’s Services hereunder and all Enhanced Sports Events (collectively, “Athlete Recordings”).
3.2.Athlete Grant of Rights. Subject to the terms of this Agreement, Athlete hereby grants to Enhanced and the other members of the Enhanced Group:
3.2.1.Marketing Rights: An irrevocable, exclusive, fully-paid up, royalty-free, worldwide, transferable, sublicensable (including the right to grant multiple levels of sublicenses) right and license to use any and all Athlete Image in connection with the marketing, promotion, and advertisement of any Enhanced Sports Event, the Enhanced brand (including in with or in relation to the Enhanced Mark), Enhanced Products, and any future-developed lines of Enhanced business, as well as any Designated Sponsors, during the Contract Period of this Agreement and for a [●] ([●]) month tail period thereafter. The purpose of the [●] ([●]) month tail period is to allow existing marketing campaigns to expire, and Enhanced agrees to make no new uses of Athlete Image after conclusion of the Term for marketing purposes. Athlete hereby acknowledges and agrees that (i) such use under the foregoing license may occur in any media now known or later developed (including, without limitation, social media, television, online video, digital, podcast, virtual media, artificial intelligence tools, and immersive or interactive experiences), and (ii) Enhanced (or any other member of the Enhanced Group) may sublicense these rights without royalty, condition, or notice, including to any Designated Sponsor or partner;
3.2.2.Narrative Use: An irrevocable, exclusive, perpetual, fully-paid up, royalty-free, worldwide, transferable, and sublicenseable (including the right to grant multiple levels of sublicenses),

right and license to include and use, create derivative works of, and otherwise exploit the Athlete Image and all elements of or that are incorporated in, or that are linked to or included with, or related to the Enhanced Materials that are owned or controlled by Athlete or any affiliate of Athlete, in any original narrative, documentary, or docuseries content, podcasts, and similar projects (e.g., films, series, episodic content) and to distribute and exploit such content in any media, now known or hereafter devised, without limitation as to time, geography, or platform;
3.2.3.Historical and Archival Use: An irrevocable, perpetual, exclusive, fully-paid up, royalty-free, worldwide, transferable, and sublicenseable (including the right to grant multiple levels of sublicenses), right and license to use create derivative works of, and otherwise exploit, any footage, audio, images, or materials featuring Athlete, as well as Athlete’s Image as captured therein, that are captured during or in connection with Athlete’s participation in any Enhanced Sports Event for any use, including but not limited to marketing, editorial, and documentary purposes, without restriction as to media, geography, or format.
3.2.4.Residual and Internal Uses. An irrevocable, fully-paid up, royalty-free, non-exclusive, worldwide, transferable, and sublicensable right and license to use any materials featuring Athlete that are created or captured pursuant to this Agreement for internal, archival, editorial, corporate communications, investor, or business development purposes, in any and all media now known or later developed, in perpetuity.
3.2.5.Athlete Media: An irrevocable, exclusive, fully-paid up, royalty-free, worldwide, transferable and sublicensable (including the right to grant multiple levels of sublicenses), right and license for Enhanced and other members of the Enhanced Group to add the hyperlink of any Athlete Media to any platform at any time owned or controlled by Enhanced or any other member of the Enhanced Group during the Contract Period.
3.3.Ownership. Athlete hereby acknowledges and agrees that Enhanced owns in perpetuity all Enhanced IP including such intellectual property rights and all other rights in (i) all Enhanced Materials (excluding any elements incorporated within any Enhanced Materials that are were owned or controlled by Athlete or any affiliate of Athlete (e.g., the Athlete IP) prior to the Effective Date, which shall remain the property of Athlete), (ii) all of Athlete’s right, title, and interest in and to the copyright and all other intellectual property rights and other rights throughout the world in all results, work product, output, and proceeds of the Services under this agreement, including but not limited to all media, whether now known or hereafter developed, for the full period of all such intellectual property and other rights under applicable law, Iiii) all of Athlete’s other rights in all results, work product, output and proceeds resulting from Athlete’s fulfilment of the promotion and marketing activities required in this Agreement, including, without limitation, all performances by Athlete in the course of completing the promotion and marketing activities set out in this Agreement, and (iv) all modifications, enhancements, and improvements of any of the foregoing, including, without limitation, any contribution which Enhanced (or any other member of the Enhanced Group) shall cause Athlete or any of its affiliates or its or their representatives to make in connection with any scripts or other materials or elements in connection with any of the foregoing or any other materials produced hereunder, (all of the foregoing, “Results and Proceeds”). All such Results and Proceeds shall be deemed to be work-for-hire that was created by or for Athlete for Enhanced , it being hereby acknowledged and agreed that Results and Proceeds shall be deemed to be a work-for-hire specially commissioned for Enhanced, to the fullest extent of applicable law within the meaning of The United States Copyright Act of 1976, as amended, and all similar laws throughout the universe in perpetuity, and accordingly, Enhanced (including any of its successors, licensees and assigns) shall be considered the copyright author of such Results and Proceeds and the sole and exclusive owner of all copyright (and any and all renewals and extensions thereof), trademarks and other intellectual property rights and all related rights of every kind and nature, and any derivatives thereof, in any and all languages, formats and media, whether now known or hereafter devised, now or hereafter recognized therein and thereto, and free of any claim by or obligation to Athlete, in perpetuity and throughout the universe. The foregoing rights shall include, without limitation, the exclusive right to adapt, alter, edit, combine with other materials, create derivative works based upon, print, publish, display, communicate and sell the Results and Proceeds or any part or adaptation thereof in Enhanced’s sole discretion in any and all languages, editions, media and formats, whether now known or hereafter devised, and the exclusive subsidiary rights therein, such as, but not limited to, all rights to exploit and publicize the Results and Proceeds or any part of it by means of publishing, multi-media, merchandising, commercial, motion picture, television, dramatic, stage, recording, radio, DVD, digital, electronic, or other video devices.
3.4.Assignment. If and to the extent that any of the foregoing Results and Proceeds are not a work-for-hire made for Enhanced, Athlete hereby irrevocably assigns to Enhanced absolutely with full title guarantee all of Athlete’s right, title and interest in and to such Results and Proceeds, together with all rights throughout the world in all results, work product, output, and proceeds of the Services hereunder, including but not limited to, all media (whether now known or hereafter developed). To the extent that any such Results and Proceeds are not work made for hire under applicable law and cannot be presently assigned under the terms of the prior sentence, Athlete hereby irrevocably and perpetually grants to Enhanced and the other members of the Enhanced Group an exclusive (even as to Athlete other than to allow it to perform its obligations hereunder), worldwide, royalty-free, full-paid up, perpetual, transferable and sublicensable (including the right to grant multiple levels of sublicenses), right and license to use, create derivative works of, and otherwise exploit all such Results and Proceeds. To the extent that any such Results and Proceeds are not work made for hire under applicable law, cannot be presently assigned, and cannot be exclusive licensed under the previous sentence, such license shall be considered to be non-exclusive and to any extent that it cannot be made non-exclusive, Athlete hereby covenants not to sue Enhanced or any of the other members of the Enhanced Group and any of its or their representatives for any use, creation of derivative works or exploitation of any such Results and Proceeds. Athlete agrees to execute and deliver such additional documents and agreements, and to take such additional actions, as Enhanced deems necessary to effectuate the assignment of rights set forth in this Section 3.4. Without limitation of the foregoing, Enhanced is hereby granted the irrevocable right (which is coupled with an interest) to sign any documents in Athlete’s name to effectuate the foregoing. Enhanced has no obligation to use the Results and Proceeds. Athlete has no right to review or approve Enhanced’s exercise of any of its rights under this Agreement, except as otherwise stated herein.
3.5.Waiver of Moral Rights. Athlete irrevocably and unconditionally waives the benefit of their moral rights arising under any applicable laws of any jurisdiction in favor of Enhanced, any member of the Enhanced Group, and all of Enhanced’s licensees, sub-licensees, assignees and successors in title to the copyright in the Results and Proceeds.
3.6.Enhanced Grant of Rights. Enhanced hereby grants to Athlete during the Contract Period a limited, worldwide, royalty-free, non-exclusive, non-transferable, non-sublicensable, revocable license to use only that portion of the Enhanced IP that is required to comply with, and solely for the purposes of Athlete complying with, their obligations under this Agreement. Athlete acknowledges they have no further rights to the Enhanced IP beyond those granted in this Section 3.5.
3.7.No Obligation. Athlete acknowledges that Enhanced is under no obligation to use all or any part of the Athlete Image or any other Athlete IP.
4.PAYMENT; INVOICING
4.1.Payment. As sole compensation for the performance of Services, Enhanced will pay Athlete the fees specified in the Summary.
4.1.1.Contract Stipend Payment. The Contract Stipend shall be payable in arrears in equal monthly instalments on the later of (i) the final day of each calendar month during the Contract Period and (ii) [●] days after Enhanced has received a valid written invoice from

Athlete. If Enhanced has not received an invoice within [●] days of the end of a calendar month, Enhanced shall have no obligation to pay that monthly installment of the Contract Stipend. The Contract Stipend shall be paid pro rata for the period between the Effective Date and the end of the first calendar month of the Contract Period; and the period between the start of the final calendar month of the Contract Period and the date of termination or expiry of this Agreement.
4.2.Invoices. For the avoidance of doubt, Athlete must submit an invoice for every instalment/bonus/milestone, etc. and must deliver to Enhanced any tax forms, certificates, or documentation reasonably requested by Enhanced in connection with any payments to be made under this Agreement, including but not limited to Internal Revenue Service Forms W-8, W-8BEN, W-8BEN-E, or W-9 (or any successor forms), or any other tax-related documentation required by applicable law in the United States or any other jurisdiction. Athlete further agrees to cooperate with Company in complying with applicable tax withholding, reporting, and compliance obligations in all relevant jurisdictions. Each party will bear its own foreign currency conversion fees and foreign wire transfer fees. Enhanced will pay each such invoice within [●] ([●]) business days following receipt thereof.
5.TERMINATION
5.1.Enhanced Termination for Cause. Enhanced shall be entitled to terminate this Agreement on written notice with immediate effect, if Athlete: (i) is in breach of any material obligation contained in this Agreement and (where such breach is capable of remedy) has failed to remedy that breach within [●] ([●]) days of being notified of it; (ii) is incapacitated or prevented from performing the obligations under this Agreement for more than [●] ([●]) consecutive days or [●] ([●]) days in the aggregate in any Contract Year; (iii) commits, or is found to have committed in the past, any or is accused of any act which in Enhanced’s opinion shocks or offends the community or which manifests contempt or disregard for diversity, public morals or decency; (iv) is accused of or charged with a criminal offence; (v) discourages participation in Enhanced Sports Events in any manner whatsoever, or makes any statement or does any act which is deemed in the reasonable opinion of Enhanced to cause damage or be detrimental to the name, reputation or image of the Enhanced Group, its affiliates or a Designated Sponsor; or (vi) becomes insolvent or generally unable to pay debts as they become due, makes a general assignment for the benefit of creditors, or files or has filed against them a petition under any bankruptcy or insolvency law that is not dismissed within [●] ([●]) days.
5.2.Athlete Termination for Cause. Athlete shall have the right to terminate this Agreement in the event of a material breach by Enhanced of any of its obligations under this Agreement, provided that (i) Athlete provides Enhanced with written notice reasonably describing the nature of the breach, and (ii) Enhanced fails to cure such breach within [●] ([●]) days following receipt of such notice.
5.3.Effect of Termination. Upon termination or expiry of this Agreement (i) Athlete shall not be entitled to any further compensation from Enhanced; (ii) Athlete shall, upon written request from Enhanced, cease to associate themselves with Enhanced and remove references to Enhanced and any Enhanced Sports Events from their social media profiles and, to the extent so requested by Enhanced, any previous social media posts over which they have control; (iii) neither party shall have any further obligation to the other under this Agreement except as provided in this Agreement; (iv) the parties shall retain all rights, remedies and obligations that have accrued or become due prior to termination; and (v) Enhanced will remain entitled, on a continuing and perpetual basis, to all rights owned, granted, licensed or assigned to it under this Agreement, save only where such rights are limited to the Contract Period (for the avoidance of doubt, Enhanced may retain on its social media profiles, website and other marketing materials any Athlete Image and other content relating to Athlete created under this Agreement).

5.4.Work Authorization; Suspension of Post–[●] Payments, NIL Use, and Athlete Services. If Athlete is not a US citizen and if, by [●] (the scheduled date of the [●] Enhanced Games), the Athlete has not received valid work authorization from the applicable governmental or regulatory bodies required to lawfully compete in the [●] Enhanced Games (“Work Authorization”), Enhanced shall have the right, upon written notice to Athlete, to suspend any payment obligations that would otherwise become due after [●], it being understood that Enhanced will continue to satisfy all payment obligations accruing on or prior to [●]. During any such suspension period: (i) Enhanced shall not make any new individual use of Athlete’s name, image, likeness, and other personal indicia for marketing purposes, except to the extent Athlete’s image is incorporated into event/team assets or on-going marketing campaigns scheduled or already in-flight; and (ii) Athlete shall not be required to perform, make appearances, or provide any services under this Agreement.
Such suspension shall remain in effect until (a) the Athlete obtains Work Authorization during the Term that renders Athlete eligible to compete in a future edition of the Enhanced Games that is scheduled during the Term, and (b) Enhanced determines, in its reasonable discretion, that the Athlete has sufficient time and opportunity to prepare for and participate in such future Games. Upon satisfaction of the foregoing conditions, any suspended payment obligations and NIL use shall resume prospectively in accordance with this Agreement.
5.5.Survival. The expiration or termination of this Agreement shall not affect any provisions that by their nature are intended to survive such expiration or termination, including, without limitation, provisions relating to confidentiality, indemnification, limitation of liability, ownership of rights, non-disparagement, representations and warranties, dispute resolution, and Athlete’s grant of rights under this Agreement, all of which shall remain in full force and effect.
6.WARRANTIES AND INDEMNIFICATION
6.1.Enhanced Representations and Warranties. Enhanced warrants, represents and undertakes to Athlete that (i) it has the legal capacity and authority to enter into this Agreement; and (ii) the rights granted to Athlete under this Agreement are vested in Enhanced absolutely.
6.2.Athlete Representations and Warranties.
6.2.1. Athlete warrants, represents, and agrees that (i) they have the legal capacity and authority to enter into this Agreement and have been given sufficient time to review and assess the entirety of the Agreement, including an opportunity to provide this Agreement for assessment by Athlete’s own legal representation; (ii) entering into and performing the obligations under this Agreement shall not violate any applicable law or infringe any rights of any third party; (iii) their promotion and marketing activities set out in the Summary and in these T&Cs, including without limitation the Marketing Services set forth in Section 2.3 of these T&Cs and any social media posts made by Athlete in accordance therewith, will not (a) contain any defamatory matter, (b) breach any contract or law, (c) breach any duty of confidentiality, (d) infringe any intellectual property rights of Enhanced or any third parties, including any copyright, trademark, or data protection rights, nor (e) constitute contempt of court or obscenity; and (iv) the rights they have granted to Enhanced are vested in the Athlete absolutely and they have not previously assigned, licensed or in any way encumbered the rights they have in any content provided to Enhanced under this Agreement, in particular in accordance with Athlete’s obligations for marketing and promotion (save under the terms of use of the social media platform where the copyright works are posted), and they agree not to do so in the future.
6.2.2. Athlete warrants, represents, and agrees that he or she enters into this Agreement as, and shall at all times during the Term of the Agreement act as, be considered, and remain, and independent contractor of Enhanced. Athlete further warrants, represents, and agrees that this Agreement shall not, at any time, be construed as creating any association, partnership, joint venture, employment, or agency relationship between Athlete and Enhanced.

Athlete warrants, represents, and agrees he or she is in an independent contractor business because, among other things: (i) Athlete possesses unique athletic skills and abilities as the result of individual talent and/or training during Athlete’s life; (ii) Athlete ultimately controls the primary service Athlete provides to Enhanced, which is Athlete’s performance at Enhanced Sport Events because of Athlete’s talents, skills, and choices around training and effort; and (iii) Athlete’s opportunity to profit from Enhanced Games is based upon Athlete’s abilities or investments, including, but not limited to, (a) business acumen, hiring (e.g. business managers, agents, or others), (b) economic appeal to third-party advertising, endorsements, or partnership deals, (c) training, and (d) athletic skill.
As an independent contractor, Athlete shall (i) comply, at Athlete’s own expense, with all provisions of applicable federal, state, and local law relating to terms and conditions required to be fulfilled by independent contractors, including but not limited to all applicable tax and insurance laws and regulations; (ii) not be eligible to participate in any of Enhanced’s employee benefit plans, fringe benefit programs, group insurance arrangements, or other similar plans, programs, or arrangements maintained by Enhanced for the benefit of its employees, and Athlete shall never claim that he or she is or was eligible for, or entitled to, any benefits under any such plan, program, or arrangement; (iii) not seek, and shall have no right to receive, unemployment compensation benefits based upon the termination of this Agreement or his or her engagement by Enhanced hereunder; (iv) not receive any statutory benefit that Enhanced makes available to its employees, including but not limited to workers’ compensation, Social Security, or unemployment compensation coverage; and Be solely responsible, to the extent required by applicable law, rule, or regulation or as requested by the Company, for securing her own disability, unemployment compensation, general liability, and/or other insurance, and for obtaining workers’ compensation insurance and training, for herself and others, as necessary.
6.3.Endorsements. During the provision of the Services, including, when Athlete provides any endorsements and/or testimonials in any and all media, including, without limitation, in interviews and social posts, regarding Enhanced, Enhanced Sporting Events or Designated Sponsors, Athlete represents and warrants to Enhanced that: (i) as of the time such endorsement is made, Athlete will be a bona fide use of the relevant services or goods, (ii) Athlete’s statements, testimonials, endorsements, etc., made by Athlete in connection with Athlete’s Services pursuant to this Agreement, will be Athlete’s true representations and will reflect Athlete’s personal opinion and experience; (iii) Athlete will immediately notify Enhanced upon any change affecting those statements made by or attributed to Athlete in their completion of Services; and (iv) Athlete comply with the Federal Trade Commission’s Guides Concerning the Use of Endorsements and Testimonials in Advertising, including, without limitation, the requirement for Athlete to disclose Athlete's relationship with Enhanced or Designated Sponsor when publicly expressing any opinions, beliefs, findings, or experiences about Enhanced or Designated Sponsor.
7.LIMITATION OF LIABILITY
7.1.Exceptions from Limitation. Nothing in this Agreement limits any liability for (i) death or personal injury caused by negligence; (ii) fraud of fraudulent misrepresentation; or (iii) any liability that legally cannot be limited.
7.2.LIMITATION OF LIABILITY. SUBJECT TO CLAUSE 7.1, EXCEPT IN THE CASE OF GROSS NEGLIGENCE, WILLFUL MISCONDUCT, FRAUD, OR MATERIAL BREACH OF CONFIDENTIALITY OR INTELLECTUAL PROPERTY OBLIGATIONS, NEITHER PARTY’S AGGREGATE LIABILITY TO THE OTHER PARTY UNDER THIS AGREEMENT SHALL EXCEED [●] TIMES THE [●] AMOUNT OF ATHLETE’S CONTRACT STIPEND.
7.3.EXCLUDED DAMAGES. SUBJECT TO CLAUSE 7.1, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY OF THE FOLLOWING TYPES OF LOSS OR DAMAGE,

WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE), BREACH OF STATUTORY DUTY, OR OTHERWISE, AND WHETHER OR NOT FORESEEABLE: (I) LOSS OF PROFITS OR EARNINGS; (II) LOSS OF SALES OR BUSINESS; (III) LOSS OF AGREEMENTS OR CONTRACTS; (IV) LOSS OF ANTICIPATED SAVINGS; (V) LOSS OF USE OF OR CORRUPTION TO SOFTWARE, DATA, OR INFORMATION; (VI) LOSS OF OR DAMAGE TO GOODWILL OR REPUTATION; (VII) INDIRECT OR CONSEQUENTIAL LOSS; OR (VIII) PUNITIVE OR EXEMPLARY DAMAGES.
7.4.No Speculative Damages. In calculating any damages under this Agreement, no assumptions shall be made, and no damages shall be awarded, based on speculation of the Athlete’s ability to break a world record, achieve a particular placement, or earn ancillary income from any such result. Damages shall be limited to actual, provable losses.
7.5.Waiver. Subject to clause 7.1, Athlete hereby forever waives, releases, covenants not to claim and discharges Enhanced from any and all claims arising out of or in connection with the loss of any other contract with any third party resulting from (i) Athlete entering into this Agreement; (ii) Athlete participating in, or agreeing to participate in, an Enhanced Sports Event; or (iii) Athlete’s promotion and marketing activities as set out in the Summary.
7.6.Assumption of Risk and Waiver.
7.6.1.Sport Risk. Athlete acknowledges that participation in training, competition, and related activities is voluntary and the decision to participate is made knowingly, voluntarily, willingly, solely and independently by Athlete. Athlete also acknowledges and fully understands that participation, in training, competition, and related activities involves inherent risks, including serious injury, illness, or death, including but not limited to dehydration, dizziness, fainting, cardiac events, broken bones, spinal cord injuries, and/or traumatic brain injuries. Athlete also expressly acknowledges that participation in training, competition, and related activities can involve significant hazards, some of which are foreseeable and others which are not. Such risks include, without limitation, equipment malfunction or failure, collision with natural or man-made objects or with other participants, slippery or uneven surfaces, and spectator interference. Athlete voluntarily and knowingly assumes all such risks, known or unknown, even if arising from the negligence of Enhanced or its affiliates, to the fullest extent allowed by law. To the extent permitted by law, Athlete knowingly and voluntarily waives, releases, and discharges any claims against Enhanced and its affiliates, staff, and partners arising from participation, except in cases of gross negligence or willful misconduct. Athlete affirms that he/she possesses the requisite skills, training, physical conditioning, and understanding of the rules, regulations, and safe practices applicable to any training, competition, and relate activities.
7.6.2.Enhancement Risk. Athlete acknowledges that any decision to use Enhancements is made knowingly, voluntarily, solely and independently by Athlete, and not at the direction or recommendation of Enhanced or its affiliates, staff, or partners. Athlete understands that the use of Enhancements may carry health, behavioral, and/or mental health risks, including but not limited to blood pressure issues, organ conditions, hormonal changes, mood swings, mania, aggression, joint and muscle pain, increased risk of cardiac events, headaches, dizziness, dehydration, kidney issues, or sudden changes in mood and performance, and may be subject to regulation by sports governing bodies or legal authorities. Athlete assumes full responsibility for understanding and complying with all applicable rules, laws, and personal health considerations related to such use, including but not limited to consultation with Athlete’s own physician(s). To the fullest extent permitted by law, Athlete waives, releases, and discharges Enhanced and its affiliates, officers, employees, and partners from any and all claims, liabilities, or damages arising from or related to Athlete’s decision to use Enhancements, including without limitation any injury, disqualification, or other consequences resulting therefrom.
7.6.3.Regulatory Risk. Athlete acknowledges that participation in the Enhanced Games and/or the use of Enhancements may conflict with rules, policies, or eligibility requirements of certain third-party organizations, including but not limited to sports governing bodies, professional leagues, licensing authorities, or other regulatory entities (“Third-Party

Organizations”). Athlete understands and agrees that participation in the Enhanced Games and related activities may result in disqualification, sanctions, loss of eligibility, or other consequences imposed by such Third-Party Organizations. Athlete further acknowledges that Enhanced does not, and cannot, guarantee that participation in the Enhanced Games will be accepted, recognized, or permitted by any such Third-Party Organization. Athlete expressly and voluntarily assumes all risks arising from any such regulatory consequences and accepts sole responsibility for understanding and complying with any obligations applicable to Athlete under such third-party rules or laws. To the fullest extent permitted by law, Athlete knowingly and voluntarily waives, releases, and discharges Enhanced and its affiliates, officers, employees, and partners from any and all claims, liabilities, or damages arising out of or related to any such regulatory conflict, consequence, or compliance issue resulting from Athlete’s participation in the Enhanced Games or use of Enhancements.
8.CONFIDENTIAL INFORMATION AND NON-DISPARAGE.
8.1.Confidential Information. During the course of this Agreement, Athlete may be given access to information (in hard copy and/or electronic form) that relates to the past, present and future research, development, business activities, products, services and technical knowledge or other confidential information of the Enhanced Group or its affiliates, or information that has been entrusted to Enhanced by a third party (collectively, the “Confidential Information”). The Confidential Information may be used by Athlete only in connection with the rights and obligations arising from this Agreement. Athlete agrees to keep private and protect the confidentiality of the Confidential Information provided to Athlete or to which it is allowed access in the same manner that Athlete protects the confidentiality of its own proprietary and confidential information of like kind, but in no event shall Athlete exercise less than commercially reasonable care in protecting such Confidential Information. Access to the Confidential Information shall be restricted to Athlete’s personnel who need to know such Confidential Information in order to perform the services and other obligations of this Agreement. The Confidential Information may not be copied or reproduced without the Enhanced’s prior written consent. Confidential Information may be disclosed as required by law or legal process, but Athlete shall notify Enhanced in writing prior to disclosing such Confidential Information so that Enhanced may seek appropriate protective orders.
Athlete acknowledges and agrees that the terms of this Agreement, as well as all medical and enhancement protocols undertaken during the Contract Period—whether or not supervised by the Enhanced Group or its affiliates—including the substances used and specific dosages, shall constitute Confidential Information hereunder. In addition, Athlete agrees that any and all arbitration proceedings, dispute resolution processes, related filings, communications, and outcomes arising from or related to this Agreement shall also be deemed Confidential Information and shall not be disclosed by Athlete without the prior written consent of Enhanced, except as may be required by law.
Athlete agrees that any breach of Athlete’s obligations regarding confidentiality under this section would result in irreparable injury for which there is no adequate remedy at law. Therefore, in the event of any breach of Athlete’s obligations under this Section 9, Enhanced will be entitled to seek equitable relief in addition to its other available legal remedies in a court of competent jurisdiction. Notwithstanding the foregoing, Athlete’s obligations pursuant to this Section 9 shall not apply to: (i) information that, at the time of disclosure, is, or after disclosure becomes part of the public domain other than as a consequence of the Athlete’s or any of its representatives’ breach; (ii) information that was known or otherwise available to Athlete prior to the disclosure by Enhanced; (iii) information disclosed by a third party to Athlete after the disclosure by Enhanced, if such third party’s disclosure neither violates any obligation of the third party to Enhanced nor is a consequence of Athlete’s or any of its representatives’ breach; (iv) information that Enhanced authorizes, in writing, for release; or (v) information that is required to be disclosed under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or by a governmental body, provided that in such case Athlete shall immediately notify Enhanced in writing of the existence, terms and circumstances surrounding such a request, so that Enhanced may seek an appropriate protective order.
8.2.Non-Disparage. Athlete agrees that at no time, whether during or after the Term of this Agreement, shall Athlete directly or indirectly make, publish, or communicate (or cause to be made, published, or communicated) any statement, whether written or oral, that in any way criticizes, disparages, or defames (“Harms”) the Enhanced Group, its officers, directors, employees, agents, affiliates. Athlete agrees that at no time during the Term shall Athlete directly or indirectly make, publish, or communicate (or cause to be made, published, or communicated) any statement that Harms a Designated Sponsor. This restriction applies broadly to all forms of communication, including but not limited to press statements, interviews, public commentary, online or social media content, or any communications with the media, influencers, or third parties, regardless of platform. Recipient further agrees to refrain from any conduct that could reasonably be expected to damage the reputation, business interests, or public perception of any of the foregoing parties.
9.DATA PROTECTION.
9.1.Enhanced shall comply with the requirements of all applicable laws and regulatory requirements in force from time to time relating to the use of personal data collection from Athlete. This clause is in addition to, and does not reduce, remove or replace, Enhanced’s obligations arising from such requirements.
9.2.Athlete hereby consents to Enhanced’s processing of the Athlete Image for the purposes of advertising, marketing and promoting any Enhanced Sports Event, the Enhanced brand and Designated Sponsors (such processing may include use in any media now known or hereafter created (including without limitation social media, television, virtual media, audio or visual-casts, multimedia and/or artificial intelligence services and downloads)).
9.3.Athlete hereby consents to Enhanced processing any statistical, biographical, genetic, health or other sensitive information or data relating to Athlete, (collectively, “Sensitive Information”) for the purposes of research and development, monitoring Athlete’s training, health and physical changes, providing coaching, deciding whether Athlete can participate in an Enhanced Sports Event, enabling Athlete to participate in an Enhanced Sports Event, as well as monitoring, publishing and processing Athlete’s performance and biometric data during an Enhanced Sports Event for entertainment, sports betting and other commercial purposes.
9.4.Athlete consents to Enhanced sharing such Sensitive Information with any director, employee, contractor or consultant to Enhanced, including any member of Enhanced’s Independent Medical Commission, who reasonably needs to know such data in connection with this Agreement; such hospital or clinic at which Health Assessments are scheduled; and Athlete’s Primary Care Doctor.
9.5.Further information can be found in Enhanced’s Athlete Privacy Policy on how Enhanced treats Athlete’s personal data.
10.NOTICES
10.1.Any notice given to a party under or in connection with this Agreement shall be in writing and shall be:
10.1.1.delivered by hand or by airmail post or courier delivery service to the following address or such other address as may be notified by that party to the other party in accordance with this Clause 10.1, in each case with a copy sent by email:
(i)Enhanced:℅ Enhanced US LLC, 169 Madison Ave, Suite 15101, New York, NY 10016 (for the attention of Maximilian Martin).
(ii)Athlete: [POSTAL ADDRESS]; or
10.1.2.sent by email to the following addresses (or such other address as may be notified by that party to the other party in accordance with this Clause 10.1):
(i)Enhanced: legal@enhanced.org.

(ii)Athlete: [EMAIL ADDRESS].
10.2.Any notice given to Athlete under Section 5 (Termination) by email shall be deemed to have been received when Enhanced receives a "read receipt" notification that the notice email has been opened or, if no read receipt is requested, six hours after the notice is sent, unless the sender has reason to believe (for example, following receipt of an automated server notification) that delivery of the email may be delayed or have failed.
10.3.Any other notice sent under this Agreement shall be deemed to have been received:
10.3.1.if delivered by hand or by courier, at the time the notice is left at the proper address;
10.3.2.if sent by airmail post, at 9.00 am on the fifth Business Day after posting; or
10.3.3.if sent by email, at the time of transmission, or, if this time falls outside Business Hours in the place of receipt, when Business Hours resume.
In this clause 10, Business Days means any day other than a Saturday, Sunday or public holiday in the place of receipt, and Business Hours means 9.00 am to 5.00 pm Monday to Friday on a day that is not a public holiday in the place of receipt.
10.4.This clause does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.
11.DISPUTE RESOLUTION
11.1.Governing Law. This Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the laws of England and Wales.
11.2.Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, including any question regarding its breach, existence, validity or termination, or the legal relationships established by this Agreement, or any non-contractual claims, including personal injury, tort, or otherwise, shall be referred to and finally determined by confidential arbitration in accordance with the London Court of International Arbitration (“LCIA”). The number of arbitrators shall be one unless the parties agree to more than one. The seat, or legal place, of arbitration shall be New York NY. The language to be used in the arbitral proceedings shall be English. The arbitrator shall not be of the same nationality of the Athlete. For the purposes of the recognition and enforcement of any arbitral award, the Parties irrevocably submit to the jurisdiction of any such court and waive any objection based on forum non conveniens or lack of personal jurisdiction, to the fullest extent permitted by law.
11.3.Interim Relief. It is agreed that nothing in this clause 16 shall prevent Enhanced from applying at any time to the courts of any country for injunctive or other interim relief.
12.GENERAL
12.1.Force Majeure. Neither Party shall be liable for failure or delay in performing its obligations (other than payment already accrued) due to causes beyond its reasonable control, including, but not limited to, acts of God, natural disasters, fire, flood, earthquake, epidemic, pandemic, quarantine restrictions, government action or orders, labor disputes, lockouts or strikes, war, terrorism, or civil unrest (each, a “Force Majeure Event”). If Athlete is unable to provide services for more than [●] ([●]) consecutive days due to a Force Majeure Event, Enhanced may suspend payments during the period of non-performance, and either Party may terminate this Agreement if the Force Majeure Event continues for more than [●] ([●]) consecutive days.
12.2.No Election of Remedies. Except as expressly set forth in these T&Cs, the exercise by Enhanced or Athlete of any of its remedies under these T&Cs will be without prejudice to its other remedies under the Agreement or available at law or in equity.

12.3.Assignment etc. The Athlete shall not assign, transfer, mortgage, charge, subcontract, declare a trust over or deal in any other manner with any of their rights and obligations under this Agreement. Enhanced may at any time assign, transfer, mortgage, charge, subcontract, delegate, declare a trust over or deal in any other manner with any or all of its rights and obligations under this Agreement to any member of the Enhanced Group. The parties undertake to sign such documents as may be reasonably required to give effect to such assignment, transfer or other dealing.
12.4.Attorney’s Fees. In the event of any dispute, claim, arbitration, or legal action arising out of or relating to this Agreement, including its enforcement or interpretation, the substantially prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs, and expenses incurred in connection therewith, in addition to any other relief to which it may be entitled, whether such relief is granted by judgment, award, or settlement.
12.5.Severability. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of the Agreement will remain in full force and effect, and the provision affected will be construed so as to be enforceable to the maximum extent permissible by law.
12.6.Governing Language. This Agreement has been negotiated and executed by the parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.
12.7.Entire Agreement. These T&Cs, together with the Summary, constitute the complete and exclusive understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof. In the event of a conflict, the terms and conditions of the Summary will take precedence over the terms and conditions of these T&Cs.
12.8.Amendment. Enhanced may make reasonable amendments to this Agreement (other than changes to the Contract Stipend) on giving not less than [●] ([●]) calendar days’ notice in writing to Athlete. Athlete acknowledges and agrees that after the [●]Enhanced Games, Enhanced shall have the unilateral right to modify the Incentive Bonus Policies and amounts at its discretion, but any reductions in the Incentive Bonus Policy amounts may be deemed by Athlete to materially diminish Athlete’s rights or benefits under this Agreement. If any amendment materially diminishes Athlete’s rights or benefits under this Agreement, Athlete shall have the right to terminate the Agreement if they do not accept such amendment, by providing written notice within fifteen (15) days following the amendment effective date.
12.9.Third-Party Rights. This Agreement does not give rise to any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.
12.10.Opportunity for Review. Athlete acknowledges that they have had the opportunity to consult with independent legal counsel of their choice prior to signing this Agreement. Athlete further acknowledges that they have either done so or voluntarily chosen not to, and that they fully understand the terms and conditions of this Agreement and enter into it freely and voluntarily.
12.11.Remedies. Athlete acknowledges that in the event of any breach of any of the terms of this Agreement by Enhanced, Athlete's sole remedy will be an action at law for damages and in no event will it be entitled to rescind this Agreement or receive any injunctive or other equitable relief. Athlete acknowledges that their obligations under this Agreement are of a unique character, and acknowledges and agrees that damages alone would not be an adequate remedy for any breach of the terms of this Agreement by Athlete. Accordingly, and without prejudice to any other rights or remedies that Enhanced may have under this Agreement, Enhanced shall be entitled to seek the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of the terms of this Agreement.
12.12.Waiver. The waiver of any breach of any provision of these T&Cs or the Summary will not constitute a waiver of any subsequent breach of the same other provisions hereof. A delay or failure to exercise, or the single or partial exercise of, any right or remedy does not waive that or any other right or remedy, nor does it prevent or restrict the further exercise of that or any other right or remedy.

12.13.Counterparts. The Summary may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one Agreement and the same instrument.
12.14.Electronic Signatures. This Agreement may be executed and delivered by electronic means, including by email of a PDF copy or by use of electronic signature technology (such as DocuSign or similar platforms), and any such execution or delivery shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement. Each party agrees that the electronic signatures of the parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures.